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
                                                                                                                       Exhibit 12.1
                                                          RAYTHEON COMPANY
                                                 STATEMENT REGARDING COMPUTATION OF
                                             RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                                                    AND PREFERRED STOCK DIVIDENDS
                                            (dollar amounts in millions except for ratio)
                              (excludes RE&C for all periods except for interest, which includes RE&C)
                      (excludes AIS for all periods except for 1997, includes AIS interest for all periods) (1)


                                                                                                                 THREE MONTHS ENDED
                                                                          FISCAL YEAR ENDED                     March 31,   April 1,
                                                        1997       1998       1999       2000       2001           2002       2001
                                                       ------     ------     ------     ------     ------       ---------  ---------
Income from continuing operations before taxes per
  statements of income                                 $  760     $1,579     $  961     $  837     $  112        $  213     $  158

Add:
Fixed charges                                             429        813        859        876        807           176        212
Amortization of capitalized interest                        2          2          2          2          2            --          1

Less:
Capitalized interest                                        4          2          2          2          1            --         --
                                                       ------     ------     ------     ------     ------        ------     ------
         Income as adjusted                            $1,187     $2,392     $1,820     $1,713     $  920        $  389     $  371
                                                       ======     ======     ======     ======     ======        ======     ======

Fixed charges:
Portion of rents representative of interest factor     $   28     $   72     $  117     $   95     $   92        $   23     $   23
Interest costs                                            397        739        740        779        714           153        189
Capitalized interest                                        4          2          2          2          1            --         --
                                                       ------     ------     ------     ------     ------        ------     ------
         Fixed Charges                                    429        813        859        876        807           176        212
                                                       ------     ------     ------     ------     ------        ------     ------

Equity security distributions                              --         --         --         --         78 (2)         4         --
                                                       ------     ------     ------     ------     ------        ------     ------

Combined fixed charges and preferred stock dividends   $  429     $  813     $  859     $  876     $  885        $  180     $  212
                                                       ======     ======     ======     ======     ======        ======     ======

Ratio of earnings to combined fixed charges and
  preferred stock dividends                               2.8        2.9        2.1        2.0        1.0           2.2        1.8
                                                       ======     ======     ======     ======     ======        ======     ======


(1)  The ratios for all periods  presented,  except for 1997, have been restated to exclude AIS, which was sold in the first quarter of 2002 and is included in discontinued operations. The Company determined that it was impracticable to exclude AIS in 1997 due to the significant acquisitions, divestitures, and reorganizations that occurred during 1997.

(2)  Earnings of $78 million were required to cover $7 million of equity security  distributions because the Company's effective tax rate for the year ended December 31, 2001 was 91.1 percent.

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